                                                                    EXHIBIT 3.2

                             CERTIFICATE OF INCREASE
                         IN THE NUMBER OF SHARES OF THE
                          PREFERRED STOCK DESIGNATED AS

                 JUNIOR PARTICIPATING PREFERRED STOCK, SERIES A

                                       OF

                               KUHLMAN CORPORATION

                        ---------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                        ---------------------------------

     The undersigned does hereby certify that an increase in the number of shares of Preferred Stock of Kuhlman Corporation designated as "Junior Participating Preferred Stock, Series A" from 75,000 to 150,000 has been authorized and directed by resolutions duly adopted by the Board of Directors of Kuhlman Corporation. The powers, designations, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions pertaining to the Junior Participating Preferred Stock, Series A remain unchanged.


IN WITNESS WHEREOF, Kuhlman Corporation has caused this Certificate to be signed by its Chairman of the Board and Chief Executive Officer, Robert S. Jepson, Jr., and attested by its Secretary, Richard A. Walker, this 28th day of October, 1994.


                                   KUHLMAN CORPORATION

[Corporate Seal]

                                   /S/ ROBERT S. JEPSON, JR.
                                   -------------------------
                                   Robert S. Jepson, Jr.
                                   Chairman of the Board and
                                     Chief Executive Officer

Attest:

/S/ RICHARD A. WALKER
- ----------------------------
Richard A. Walker, Secretary